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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. __)*

                                   SWWT, Inc.
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                                (Name of Issuer)

                          Common Stock, $.001 par value
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                         (Title of Class of Securities)

                                   870534-10-4
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                                 (CUSIP Number)

                                December 29, 1998
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages



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                                  SCHEDULE 13G

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CUSIP No.        870534-10-4           Page      2          of      5      Pages
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    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
           Equities Enterprises, Inc.
           23-216-0332
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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [ ]

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    3     SEC USE ONLY


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    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
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                       5     SOLE VOTING POWER
    NUMBER OF
                                  609,150
      SHARES
                    ------------------------------------------------------------
   BENEFICIALLY        6     SHARED VOTING POWER

    OWNED BY
                    ------------------------------------------------------------
      EACH             7     SOLE DISPOSITIVE POWER

   REPORTING                      609,150
                    ------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
     PERSON

      WITH

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    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                609,150
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   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                           [ ]


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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                19.5%
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   12      TYPE OF REPORTING PERSON*

                CO
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                                       2



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Schedule 13G


Item 1.

(a)  Name of Issuer:

     SWWT, Inc.

(b)  Address of Issuer's Principal Executive Offices:

     3492 West 109th Circle
     Westminster, Colorado 80503

Item 2.

(a)  Names of Person Filing:

     Equities Enterprises, Inc.

(b)  Address of Principal Business Office or, if none, Residence:

     160 Madison Avenue
     Third Floor
     New York, New York 10016

(c)  Citizenship:

     Equities Enterprises, Inc. is incorporated in Delaware.

(d)  Title of Class of Securities:

     Common Stock

(e)  CUSIP Number:

     870534-10-4

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.

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     (d) [ ] Investment company registered under Section 8 of the Investment
             Company Act.

     (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box [X].

Item 4.  Ownership.

     (a) Amount Beneficially Owned:

         609,150 shares

     (b) Percent of Class:

         19.5%

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote:

               609,150

         (ii)  Shared power to vote or to direct the vote:

               None

         (iii) Sole power to dispose or to direct the disposition of:

               609,150

         (iv) Shared power to dispose or to direct the disposition of:

              None

                                       4




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Item 5.  Ownership of Five Percent or Less of a Class.

     Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     The reported shares were acquired and are held by Equities Holdings LLC, a wholly-owned subsidiary of the reporting person.

Item 8.  Identification and Classification of Members of the Group.

     Not Applicable.

Item 9. Notice of Dissolution of the Group.

     Not Applicable.

Item 10. Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    Date:  January 7, 1999

                                                    EQUITIES ENTERPRISES, LLC


                                                    By:  /s/ Robert E. Kelly
                                                       -------------------------
                                                       Robert E. Kelly
                                                       Authorized Signatory


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